Exhibit 10.1

Execution Version

INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

MSC INCOME FUND, INC.

AND

MSC ADVISER I, LLC

This Investment Advisory and Administrative Services Agreement (the “Agreement”) is made as of the 30th day of October 2020, by and between MSC INCOME FUND, INC., a Maryland corporation (the “Company”), and MSC ADVISER I, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company and to provide for the administrative services necessary for the operation of the Company on the terms and subject to the conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Duties of the Adviser.

(a)            Retention of the Adviser. The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (collectively, the “Board”), for the period and upon the terms herein set forth:

(i)            in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s periodic reports and/or registration statements, as amended from time to time, that the Company files with the Securities and Exchange Commission (the “SEC”);

(ii)           in accordance with the Investment Company Act and the rules and regulations thereunder, subject to the terms of any exemptive order applicable to the Company; and

(iii)          in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws, in each case as amended from time to time.

(b)            Responsibilities of the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, provide the following advisory services to the Company (the “Advisory Services”):

(i)            determine the composition and allocation of the investment portfolio of the Company, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)           identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)          execute and close the acquisition of, and monitor and service, the Company’s investments;

(iv)          determine the securities and other assets that the Company shall purchase, retain, or sell;

(v)           perform due diligence on prospective investments and portfolio companies;

(vi)          provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds; and

(vii)         to the extent required under the Investment Company Act, on the Company’s behalf provide significant managerial assistance to those portfolio companies to which the Company is required as a BDC to provide such assistance under the Investment Company Act, including, without limitation, utilizing appropriate personnel of the Adviser to, among other things, participate in board and management meetings of the Company’s portfolio companies, consult with and advise officers of the Company’s portfolio companies and provide other organizational and financial consultation to the Company’s portfolio companies.

(c)            Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to provide the Advisory Services enumerated herein to the fullest extent, including, without limitation, the power and authority to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to procure debt financing or otherwise utilize leverage, the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle or a tax blocker corporation, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle or tax blocker corporation and to make investments through such special purpose vehicle or tax blocker corporation in accordance with applicable law. The Company also grants to the Adviser the power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to perform the Advisory Services enumerated herein and to otherwise carry out its duties pursuant to this Agreement.

(d)            Administrative Services. Subject to the supervision, direction and control of the Board, the provisions of the Company’s articles of incorporation and bylaws, and applicable federal and state law, in addition to the Advisory Services, the Adviser shall perform, or cause to be performed by other persons, all administrative services required to be performed in connection with the proper conduct and operation of the business of the Company, including, but not limited to, legal, accounting, tax, insurance and investor relations services and other services described in Section 2(b) below (“Administrative Services”).

(e)            Acceptance of Employment. The Adviser hereby accepts employment as the investment adviser and administrator of the Company and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)             Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, but not by way of limitation, the Adviser may retain a Sub-Adviser to identify, evaluate, negotiate and structure prospective investments, perform, or cause to be performed, due diligence procedures and provide due diligence information to the Adviser, make investment and portfolio management recommendations for approval by the Adviser, monitor the Company’s investment portfolio and provide certain ongoing administrative services.

(i)            The Adviser and not the Company shall be responsible for any compensation for Advisory Services payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(ii)           Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and the Advisers Act, including, without limitation, the requirements of the Investment Company Act relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii)          Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)            Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. Nothing contained herein shall be deemed to create a partnership, joint venture or employer-employee relationship between the Company and the Adviser, the Company and any sub-adviser or the Adviser and any sub-adviser, and the Company and the Adviser shall for tax purposes treat the relationship created hereby as a principal-independent contractor relationship.

(h)            Record Retention. Subject to review by and the overall control of the Board, the Adviser, in its capacity as adviser and administrator to the Company hereunder, shall keep and preserve for the period required by the Investment Company Act and the Advisers Act any books and records relevant to the activities performed by the Adviser hereunder and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder, including with respect to the Company’s portfolio transactions and activities performed by it as the Company’s administrator, and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9 herein. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

The following provisions in this Section 1 shall apply for only so long as the shares of common stock of the Company (“Common Shares”) are not listed on a national securities exchange.

(i)             State Administrator. The Adviser shall, upon request by an official or agency administering the securities laws of a state, province, or commonwealth (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to Company stockholders pursuant to this Agreement, any registration statement filed with the SEC, and applicable federal and state law.

(j)             Fiduciary Duty. It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Adviser shall not, by entry into an agreement with any stockholder of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the Company’s stockholders under common law.

2.            Payment or Reimbursement of Costs and Expenses.

(a)            Expenses of Providing Advisory Services. Subject to the limitations on expense reimbursement of the Adviser as set forth in the last sentence of this Section 2(a) and in Section 2(c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including, without limitation all third party fees and expenses incurred by the Adviser in connection with its provision of the Advisory Services to the Company hereunder, including travel and related expenses incurred by the Adviser in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company and the third party fees and expenses in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments, including expenses related to unsuccessful portfolio acquisition efforts. Notwithstanding the foregoing, the costs of all personnel of the Adviser, when and to the extent engaged in providing Advisory Services (but not Administrative Services) hereunder, and the compensation and routine overhead expenses of such personnel allocable to such Advisory Services, shall be provided and paid by the Adviser and shall not be paid separately or reimbursed by the Company.

(b)            Administrative Expenses. Subject to the limitations on reimbursement of the Adviser as set forth in Sections 2(a) and 2(d) hereof, and in addition to the compensation paid to the Adviser pursuant to Section 3 in its role as adviser to the Company, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its organization, operations and administration. Without limiting the generality of the foregoing, the Company shall pay or reimburse to the Adviser all fees, expenses and costs incurred in connection with any registration, offer and sale of the Company’s common stock (the “Common Shares”) to the public, including (without limitation) registration fees, fees and expenses of qualifying the Common Shares for sale under applicable federal and state laws, attorney and accountant fees related to the registration and offering of the Common Shares, printing costs, mailing costs, salaries of employees while engaged in sales activity, charges of transfer agents and all other organization and offering expenses. In addition, the Company shall pay or reimburse to the Adviser all costs and expenses related to the day-to-day administration and management of the Company not related to the Advisory Services (“Administrative Expenses”), including, without limitation the actual cost of the persons performing the functions of chief financial officer and chief compliance officer and other personnel engaged to provide such Administrative Services (including, without limitation, direct compensation costs including the allocable portion of salaries, bonuses, benefits and other direct costs associated therewith) and related overhead costs, including rent, allocated by the Adviser to the Company in a reasonable manner, without markup; amounts paid to third parties for Administrative Services; the cost of determining the value of the Company’s investments and calculating the Company’s net asset value, including the cost of any third-party valuation firms; the cost of effecting sales and repurchases of Common Shares and other securities; any exchange listing fees; federal, state and local taxes; independent directors’ fees and expenses; all travel and related expenses of directors, officers and agents and employees of the Company and the Adviser, incurred in connection with attending meetings of the Board or holders of securities of the Company or performing other business activities that relate to the Company; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and direct costs such as printing, mailing, long distance telephone and staff costs associated with the Company’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002; fees and expenses associated with accounting, independent audits and outside legal costs; and all other expenses incurred in connection with Administrative Services for the Company. For the avoidance of doubt, Administrative Expenses shall include the allocable portion of personnel and related employment direct costs and overhead costs, including rent, incurred by the Adviser or its affiliates in providing professional services for the Company in-house, including legal services, tax services, internal audit services, technology-related services and services in connection with compliance with the Sarbanes-Oxley Act of 2002. In the event that any affiliate of the Adviser incurs such costs or expenses on behalf of the Company, the Company shall pay such affiliate to the same extent it would be obligated to pay the Adviser directly had the Adviser incurred and paid such cost or expense, and any such affiliate of the Adviser shall be an intended third party beneficiary of this Agreement for purposes of establishing such party’s right to payment hereunder. Specifically, Main Street Capital Corporation and certain subsidiaries or affiliates thereof may incur, advance and/or pay such costs and expenses.

(c)            Portfolio Company Compensation. In certain circumstances, the Adviser, any Sub-Adviser, or any of their respective affiliates, may receive compensation from a portfolio company in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, any Sub-Adviser, or any of their respective affiliates attributable to the Company’s investment in any portfolio company in excess of any of the limitations in or exemptions granted from the Investment Company Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser, or the Company by the SEC shall be delivered promptly to the Company and the Company shall retain such excess compensation for the benefit of its stockholders.

The following provisions in this Section 2 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(d)            Limitations on Reimbursement of Adviser Costs. The Adviser may be reimbursed for the cost of Administrative Services performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable Administrative Services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. The Company may also agree to reimburse the Adviser under the Agreement whereby the Adviser, acting as the Company’s administrator, shall provide certain Administrative Services for the Company, for the salaries, rent, fringe benefits, travel expenses and other administrative items incurred or allocated to persons serving in the capacities of chief financial officer and chief compliance officer of the Company and other personnel engaged to provide such Administrative Services.

(e)            Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(d) for the previous fiscal year. The special report shall at a minimum provide:

(i)            A review of the time records of individual employees, the costs of whose services were reimbursed; and

(ii)           A review of the specific nature of the work performed by each such employee.

(f)             Proposed Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(d) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

3.            Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may, in its sole discretion, agree to temporarily or permanently waive, defer, or reduce, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how the Incentive Fee is calculated.

(a)            Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s average gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters. The determination of gross assets will reflect changes in the fair market value of portfolio investments reflecting both realized and unrealized appreciation and depreciation. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine, unless the Adviser expressly and in writing delivered to the Company permanently waives receipt of such Base Management Fee, in which event the Company shall forever be relieved of the obligation to pay such Base Management Fee for such quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro rated.

(b)            Incentive Fee. The Incentive Fee shall consist of two parts: (1) a subordinated incentive fee on income, and (2) an incentive fee on capital gains. Each part of the incentive fee is outlined below.

(i)            The first part of the Incentive Fee, referred to as the subordinated incentive fee on income, will be calculated and payable quarterly in arrears based on the Company’s pre-incentive fee net investment income for the immediately preceding quarter. The payment of the subordinated incentive fee on income will be subject to pre-incentive fee net investment income for the previous quarter, expressed as a quarterly rate of return on adjusted capital at the beginning of the most recently completed calendar quarter, exceeding 1.875% (7.5% annualized), subject to a “catch up” feature (as described below).

For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, Administrative Services expenses and the expenses payable under any other administration or similar agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of this calculation, adjusted capital means cumulative gross proceeds generated from sales of the Common Shares (including proceeds from the Company’s distribution reinvestment plan) reduced for non-liquidating distributions, other than distributions of profits, paid to the Company’s stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase program.

The calculation of the subordinated incentive fee on income for each quarter is as follows:

•	No subordinated incentive fee on income shall be payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.875% (or 7.5% annualized) on adjusted capital;

•	100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.34375% in any calendar quarter (9.375% annualized) shall be payable to the Adviser. This portion of the subordinated incentive fee on income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20.0% on all of the Company’s pre-incentive fee net investment income as if the hurdle rate did not apply when the pre-incentive fee net investment income exceeds 2.34375% (9.375% annualized) in any calendar quarter; and

•	For any quarter in which the Company’s pre-incentive fee net investment income exceeds 2.34375% (9.375% annualized), the subordinated incentive fee on income shall equal 20.0% of the amount of the Company’s pre-incentive fee net investment income, as the hurdle rate and catch-up will have been achieved.

(ii)            The second part of the Incentive Fee, referred to as the incentive fee on capital gains, shall be an incentive fee on realized capital gains earned on liquidated investments from the portfolio of the Company and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the Agreement). This fee shall equal (a) 20.0% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less (b) the aggregate amount of any previously paid capital gain incentive fees.

4.            Covenants of the Adviser.

(a)            Adviser Status. The Adviser represents that it is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration until the expiration or earlier termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the Investment Company Act, as such code of ethics may be amended from time to time.

The following provisions in this Section 4 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(b)            Reports to Stockholders. The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report):

(i)            Quarterly Reports. Within 60 days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended.

(ii)           Annual Report. Within 120 days after the end of the Company’s fiscal year, an Annual Report on Form 10-K containing:

(A)            A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B)            A report of the activities of the Company during the period covered by the report;

(C)            Where forecasts have been provided to the Company’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and

(D)            A report setting forth distributions by the Company for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of Company assets.

(iii)          Federal Income Tax Information. Within 75 days after the end of the Company’s fiscal year, all information necessary for stockholders to prepare their federal income tax returns.

(c)            Reports to State Administrators. The Adviser shall, upon written request of any State Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such State Administrator.

(d)            Reserves. In performing its duties hereunder, the Adviser shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(e)            Recommendations Regarding Reviews. From time to time and not less than quarterly, the Adviser must review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board, distribute pro rata to the stockholders funds received by the Company that the Adviser deems unnecessary to retain in the Company.

(f)             Temporary Investments. The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the stockholders of the Company as a return of capital without deduction of Front End Fees (as defined below).

5.            Brokerage Commissions, Limitations on Front End Fees; Period of Offering; Assessments.

(a)            Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors, including, without limitation, as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

The following provisions in this Section 5 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(b)            Limitations. Notwithstanding anything herein to the contrary:

(i)            All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company (“Front End Fees”) shall be reasonable and shall not exceed 18% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred Organizational and Offering Expenses (as defined in the North American Securities Administrators Association Omnibus Guidelines), including any interest thereon, if any, will be included within this 18% limitation.

(ii)           The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(d) above on behalf of the Company. The remaining proceeds may be used to pay Front End Fees.

6.            Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.            Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser or its affiliates is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or its affiliates or under the control or direction of the Adviser or its affiliates, even if paid by the Adviser or its affiliates.

8.            Indemnification.

(a)            Indemnification. Subject to Section 8(b) below, the Adviser and any Sub-Adviser (and their respective officers, directors, managers, partners, shareholders, members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons and any other person or entity affiliated with or acting on behalf of the Adviser or any Sub-Adviser, as applicable (each an “Indemnified Party”) and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement, any sub-advisory agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect Indemnified Parties (each of whom shall be a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company or any of the Sub-Adviser’s duties or obligations under any sub-advisory agreement, to the extent such losses, damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Investment Company Act, the articles of incorporation of the Company and other applicable law. Notwithstanding the preceding sentence of this Section 8(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

The following provisions in this Section 8 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(b)            Limitations on Indemnification. Notwithstanding Section 8(a) to the contrary, the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)            the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(ii)           the Indemnified Party was acting on behalf of or performing services for the Company;

(iii)          such liability or loss was not the result of negligence, willful misfeasance, bad faith, or misconduct by the Indemnified Party; and

(iv)          such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i)            there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnified Party;

(ii)           such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(iii)          a court of competent jurisdiction approves a settlement of the claims against an Indemnified Party and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c)            Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)            The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)           The Indemnified Party provides the Company with written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Company has been met;

(iii)          The legal action is initiated by a third party who is not a Company stockholder, or the legal action is initiated by a Company stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iv)          The Indemnified Party undertakes, in a written agreement, to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification.

9.            Effectiveness, Duration and Termination of Agreement.

(a)            Term and Effectiveness. This Agreement shall become effective as of the date hereof and shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)            Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s independent directors, or (b) by the Adviser upon 120 days’ written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)            Payments to and Duties of Adviser Upon Termination.

(i)            After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within thirty (30) days after the effective date of such termination all earned but unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. If the Company and the Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration.

(ii)           The Adviser shall promptly upon termination:

(A)            Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)             Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C)             Cooperate with the Company to provide an orderly transition of services.

The following provisions in this Section 9 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(d)            Other Matters. Without the approval of holders of a majority of the Common Shares entitled to vote on the matter, the Adviser shall not: (i) amend this Agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders; (iii) appoint a new adviser; (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business; or (v) cause the merger or other reorganization of the Company. In the event that the Adviser should withdraw pursuant to (ii) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal. To the extent not prohibited by the Investment Company Act, the Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company.

(e)            With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Company and the Adviser. In determining the existence of the requisite percentage of shares necessary to approve a matter on which the Adviser may not vote or consent, any shares owned by the Adviser shall not be included.

10.          Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as the Common Shares of the Company are not listed on a national securities exchange.

(a)            No Exclusive Agreement. The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b)            Rebates, Kickbacks and Reciprocal Arrangements.

(i)            The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii)           The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Company’s Common Shares or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment of a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Common Shares.

(c)            Commingling. The Adviser covenants that it shall not permit or cause to be permitted the Company’s funds from being commingled with the funds of any other entity. Nothing in this subsection 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Company’s funds are protected from the claims of other programs and creditors of such programs.

11.          Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.          Amendments.

This Agreement may be amended in writing by mutual consent of the Company and the Adviser, subject to the provisions of the Investment Company Act.

13.          Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

14.          Third Party Beneficiaries.

Except for any Sub-Adviser and Indemnified Party with respect to Section 8 hereof, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement for purposes of Section 8 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

15.          Survival.

The provisions of Sections 8, 9, 16 and this Section 15 shall survive the expiration or earlier termination of this Agreement.

16.          Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Texas. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Texas, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory and Administrative Services Agreement to be duly executed on the date above written.

COMPANY:

MSC INCOME FUND, INC.

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Executive Officer

ADVISER:

MSC ADVISER I, LLC

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Executive Officer

Appendix A

Examples of Quarterly Incentive Fee Calculation

Example 1: Subordinated Incentive Fee on Income (*):

Alternative 1— Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 1.25%

•	Hurdle rate (1) = 1.875%

•	Base Management fee (2) = 0.4375%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 0.6125%

Pre-incentive fee net investment income does not exceed hurdle rate, therefore there is no subordinated incentive fee on income.

Alternative 2 — Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.70%

•	Hurdle rate (1) = 1.875%

•	Base Management fee (2) = 0. 4375%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.0625%

Pre-incentive net investment income exceeds hurdle rate, therefore there is a subordinated incentive fee on income payable by the Company to the Adviser.

Subordinated incentive fee on income = 100% x pre-incentive fee net investment income in excess of the hurdle rate, based on the “catch-up” provision (4)

= 100% x (2.0625% – 1.875%)

= 0.1875%

Alternative 3 — Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.20%

•	Hurdle rate (1) = 1.875%

•	Base Management fee (2) = 0.4375%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.5625%

•	Subordinated incentive fee on income “catch-up” (4) = 2.34375% (9.375% annual “catch-up” ÷ 4 quarters)

Pre-incentive net investment income exceeds hurdle rate, therefore there is a subordinated incentive fee on income payable by the Company to the Adviser.

•	Subordinated incentive fee on income = 20% x pre-incentive fee net investment income, subject to “catch-up” (4)

•	Subordinated incentive fee on income = 100% x “catch-up” + (20% x (pre-incentive fee net investment income – 2.34375%))

•	Catch-up = 2.34375% – 1.875%

= 0.46875%

•	Subordinated incentive fee on income = (100% x 0.46875%) + (20% x (2.5625% – 2.34375%))

= 0.46875% + (20% x 0.21875%)

= 0.46875% + 0.04375%

= 0.5125% (or 20% of 2.5625%)

(1)	Represents 7.5% annualized hurdle rate.

(2)	Represents 1.75% annualized base management fee.

(3)	Excludes organizational and offering expenses.

(4)	The “catch-up” provision is intended to provide the Adviser with a subordinated incentive fee on income of 20% on all pre-incentive fee net investment income as if a hurdle rate did not apply when the pre-incentive net investment income exceeds 2.34375% in any calendar quarter.

(*)	The hypothetical amount of pre-incentive fee net investment income shown is based on a percentage of total net assets.

Example 2: Incentive Fee on Capital Gains:

Alternative 1: Assumptions

Year 1: $20 million investment made in company A (“Investment A”), and $30 million investment made in company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value, or FMV, of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The incentive fee on capital gains would be:

Year 1: None

Year 2: Incentive fee on capital gains of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20%; no unrealized capital depreciation)

Year 3: None

Year 4: Incentive fee on capital gains of $200,000 ($6.2 million ($31 million cumulative realized capital gains multiplied by 20%) less $6 million (incentive fee on capital gains fee paid in Year 2)

Alternative 2 — Assumptions

Year 1: $20 million investment made in company A (“Investment A”), $30 million investment made in company B (“Investment B”) and $25 million investment made in company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5:     Investment B sold for $20 million

The incentive fee on capital gains, if any, would be:

Year 1: None

Year 2: $5 million incentive fee on capital gains (20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B)

Year 3: $1.4 million incentive fee on capital gains $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains on Investment A and Investment C less $3 million unrealized capital depreciation on Investment B)) less $5 million incentive fee on capital gains paid in Year 2)

Year 4: Incentive fee on capital gains of $600,000 ($7 million ($35 million cumulative realized capital gains multiplied by 20%) less $6.4 million (cumulative incentive fees on capital gains paid in Year 2 and Year 3))

Year 5: None. ($5 million (20% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $7.0 million cumulative incentive fees on capital gains paid in Year 2, Year 3 and Year 4)

The returns shown are for illustrative purposes only and are all based on quarterly calculations. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in the examples above.